EXHIBIT 5.1

                         ELLENOFF GROSSMAN & SCHOLE LLP
                                ATTORNEYS AT LAW
                              370 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
               TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889
                                 www.egsllp.com

                                December 3, 2007

Hudson Holding Corporation
111 Town Square Place, Suite 1500A
Jersey City, New Jersey 07310

      Re: REGISTRATION STATEMENT ON S-8

Gentlemen:

      We are familiar with the Registration Statement on Form S-8 (the "Registration Statement") to which this opinion is an exhibit, which Registration Statement is being filed by Hudson Holding Corp., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of 12,000,000 shares of common stock, par value $0.001 per share, of the Company (the "Shares") issued or issuable pursuant to either or each of the Company's 2005 Stock Option Plan and the Company's 2007 Long-Term Incentive Compensation Plan (collectively, the "Plans") or pursuant to option ("Options") granted under wither of the Plans.

      In arriving at the opinion expressed below, we have examined and relied on the following documents:

      (1) the Certificate of Incorporation and By-laws of the Company, each as amended as of the date hereof;

      (2) the Plans; and

      (3) records of meetings and consents of the Board of Directors of the Company provided to us by the Company.

      In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies.

      Based upon and subject to the foregoing, it is our opinion that: (i) the Company has taken all necessary corporate action required to authorize the issuance of the Options and the Shares; and (ii) that upon receipt of the Option exercise price in accordance with the terms of the Plans or where Shares are duly authorized and granted pursuant to the terms of the 2007 Long-Term Incentive Plan, and when certificates for the same have been duly executed and countersigned and delivered, the Shares will be legally issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ ELLENOFF GROSSMAN & SCHOLE LLP
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ELLENOFF GROSSMAN & SCHOLE LLP